Exhibit 99.2

Tesla Agrees to Issue and Sell $1.80 Billion of Senior Notes

PALO ALTO, Calif., Aug. 11, 2017 – Following the announcement of Tesla's proposed $1.50 billion senior notes offering on August 7, 2017, Tesla today announced that it has agreed to issue and sell $1.80 billion in aggregate principal amount of senior notes due in 2025 (the “Notes”), representing a 20% upsize. The Notes will have an annual interest rate of 5.30%, and the transaction is expected to close on August 18, 2017, subject to customary closing conditions.

Tesla intends to use the net proceeds from this offering to strengthen its balance sheet during this period of rapid scaling with the launch of Model 3 and for general corporate purposes.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. The Notes are being offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act, and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Forward-Looking Statements

Certain statements in this announcement, including statements regarding the closing of the offering of the Notes and Tesla's intended use for the proceeds of the offering, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management's current expectations, and as a result of certain risks and uncertainties, actual events or results may differ materially from those contained in the forward-looking statements, including those factors set forth in Tesla’s public filings. These documents contain and identify important factors that could cause the actual results for Tesla on a consolidated basis to differ materially from those contained in Tesla’s forward-looking statements. This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this announcement, and Tesla disclaims any obligation to update information contained in these forward-looking statements.